As filed with the Securities and Exchange Commission on October 31, 2014.                    File No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________________

S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_____________________________________
BLOUNT INTERNATIONAL, INC.

Delaware (State or other jurisdiction of incorporation or organization)	4909 SE International Way Portland, Oregon 97222-4679 (503) 653-8881 _____________________________________ Blount International, Inc. 2014 Equity Incentive Plan	63-0780521 (I.R.S. Employer Identification No.)
Chad E. Paulson Vice President, General Counsel and Secretary 4909 SE International Way Portland, Oregon 97222-4679 (503) 653-8881
Copies to: George E. Zobitz Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019
_____________________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	4,726,363	$15.155 (2)	$71,628,031.265 (2)	$8,323.18

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of common stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on $15.155, the average of the high and low sales prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on October 29, 2014.

_____________________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, (the “Security Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	The Registrant’s Proxy Statement for its 2014 Annual Meeting.

(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

(4)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, (the “Exchange Act”) since December 31, 2013.

(5)
The description of the Registrant’s common stock in the Registrant’s amendment no. 3 to the registration statement on Form S-3, dated August 9, 2010, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    Description of Securities.

Not applicable (the Registrant’s common stock is registered under Section 12(b) of the Exchange Act).

ITEM 5.    Interests of Named Experts and Counsel.

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters will be passed upon by Chad E. Paulson, Vice President, General Counsel and Secretary of the Registrant. As of the date of this Registration Statement, Mr. Paulson owned approximately 1,228 shares of the Registrant’s common stock.

ITEM 6.    Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), the Restated Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the Restated Certificate of Incorporation of the Registrant requires that the liability of a director of the Registrant be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Further, any repeal or modification of this provision of the Restated Certificate of Incorporation of the Registrant by the shareholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

In accordance with Section 145 of the DGCL, the Bylaws of the Registrant provide that the Registrant shall indemnify, and in connection with such indemnification may advance expenses to, any person who is or was a director, officer, employee or agent of the Registrant, and any person who is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law, including without limitation by the DGCL. If the amount, extent, or quality of indemnification permitted by law should be in any way restricted after the adoption of the Bylaws of the Registrant, the Bylaws require that the Registrant indemnify such persons to the fullest extent permitted by law as or in effect at the time of the occurrence of the omission or the act giving rise to the claimed liability with respect to which indemnification is sought. The indemnification and advancement of expenses pursuant to the Bylaws shall be in addition to, and not exclusive of, any other right that the person seeking indemnification may have under such Bylaws, the Restated Certificate of Incorporation of the Registrant, any separate contract or agreement or applicable law.

Section 145 further provides that to the extent a director or officer of a corporation has prevailed on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

In addition, the Bylaws of the Registrant permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or any person who is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprises, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such person against such liability under applicable law. Policies of insurance are maintained by the Registrant under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are a party by reason of being or having been such directors or officers.

ITEM 7.    Exemption from Registration Claimed.

Not applicable.

ITEM 8.    Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
*4.1
Restated Certificate of Incorporation of Blount International, Inc. (included as Exhibit A to the Agreement and Plan of Merger and Recapitalization which is Exhibit 2.1) filed as part of the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 filed by Blount International, Inc. on July 15, 1999 (Reg. No. 333-82973)

*4.2	By-laws of Blount International, Inc. filed as Exhibit 3.1 to Form 8-K filed by Blount International, Inc. on January 25, 2011 (Commission File No. 001-11549)

*4.3
Form of Stock Certificate of New Blount Common Stock filed as part of the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 filed by Blount International, Inc. on July 15, 1999 (Reg. No. 333-82973)

5	Opinion and consent of Chad E. Paulson

23	Consent of PricewaterhouseCoopers LLP

24	Powers of Attorney of certain directors and officers (included in the signature page of this Registration Statement)

*99	Blount International, Inc. 2014 Equity Incentive Plan filed as Exhibit A-1 to the amended Proxy Statement filed on April 30, 2014

*    Incorporated by reference.

ITEM 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 31st day of October, 2014.

BLOUNT INTERNATIONAL, INC.

By: /s/ Chad E. Paulson
Chad E. Paulson, Vice President,
General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below in so signing also makes, constitutes, and appoints Chad E. Paulson and Calvin E. Jenness and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact’s substitute or substitutes may do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 31, 2014, by the following persons in the capacities indicated.

Signature, Position	Signature, Position
/s/ Joshua L. Collins Joshua L. Collins, Chairman of the Board of Directors	/s/ Robert E. Beasley, Jr. Robert E. Beasley, Jr., Lead Director
and Chief Executive Officer
/s/ Ronald Cami Ronald Cami, Director	/s/ Andrew C. Clarke Andrew C. Clarke, Director
/s/ Nelda J. Connors Nelda J. Connors, Director	/s/ E. Daniel James E. Daniel James, Director
/s/ Harold E. Layman Harold E. Layman, Director	/s/ Daniel J. Obringer Daniel J. Obringer, Director
/s/ David A. Willmott David A. Willmott, Director and President & Chief Operating Officer	/s/ Calvin E. Jenness Calvin E. Jenness, Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Mark V. Allred Mark V. Allred Vice President and Corporate Controller (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

*4.1
Restated Certificate of Incorporation of Blount International, Inc. (included as Exhibit A to the Agreement and Plan of Merger and Recapitalization which is Exhibit 2.1) filed as part of the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 filed by Blount International, Inc. on July 15, 1999 (Reg. No. 333-82973)

*4.2	By-laws of Blount International, Inc. filed as Exhibit 3.1 to Form 8-K filed by Blount International, Inc. on January 25, 2011 (Commission File No. 001-11549)

*4.3
Form of Stock Certificate of New Blount Common Stock filed as part of the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 filed by Blount International, Inc. on July 15, 1999 (Reg. No. 333-82973)

5	Opinion and consent of Chad E. Paulson

23	Consent of PricewaterhouseCoopers LLP

24	Powers of Attorney of certain directors and officers (included in the signature page of this Registration Statement)

*99	Blount International, Inc. 2014 Equity Incentive Plan filed as Exhibit A-1 to the amended Proxy Statement filed on April 30, 2014

*    Incorporated by reference.